Exhibit 99.1

Nkarta Reports Second Quarter 2022 Financial Results and Corporate Highlights

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Positive preliminary data from NKX101 Phase 1 study in patients with relapsed / refractory AML and NKX019 Phase 1 study in patients with relapsed / refractory NHL validate the company’s platform for engineered CAR NK cell therapy candidates
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Additional NKX101 and NKX019 clinical data expected by year-end 2022; data expected to include safety and activity data for newly enrolled patients at higher dose monotherapy regimen and extended durability follow-up for previously reported patient responses

SOUTH SAN FRANCISCO, Calif., August 11, 2022 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies to treat cancer, today reported financial results for the second quarter ended June 30, 2022.

“Nkarta’s performance remained strong in the first half of the year as we announced positive preliminary data for our co-lead NK cell therapy candidates, NKX101 and NKX019, and raised additional capital for advancing these two promising programs through clinical development and regulatory filings,” said Paul J. Hastings, President and CEO of Nkarta. “We believe that our progress validates Nkarta’s robust end-to-end platform for CAR NK cell therapy and demonstrates our ability to advance the field of allogeneic cell therapy. We look forward to presenting additional data for both NKX101 and NKX019 later this year.”

Anticipated Clinical Milestones

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Nkarta plans to present additional clinical data in the second half of 2022 from its ongoing dose escalation monotherapy clinical trials of NKX101 and NKX019. These data are expected to include durability of response in patients who were in response as of the April 2022 data cut-off, safety and activity data from patients who may have received one or more additional cycles of NK cell therapy, and safety and activity data from newly enrolled patients who receive the 3-dose monotherapy treatment at the higher 1.5 billion CAR NK cell dose regimen.

NKX019 Clinical Update

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In June 2022, Nkarta filed a protocol amendment with the U.S. Food and Drug Administration (FDA) for the ongoing Phase 1 clinical trial of NKX019 to optimize the trial’s design as the company prepares for potential dose expansion cohorts. The amended protocol, now in effect, allows for an increased dose of cyclophosphamide with lymphodepletion, in line with NKX101, and various expansion cohorts evaluating NKX019 in combination with rituximab.

NKX101 Clinical Data

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On April 25, 2022, Nkarta reported preliminary data from its Phase 1 clinical trial evaluating NKX101, an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses NK cells engineered to target NKG2D ligands on cancer cells, as a multi-dose, multi-cycle monotherapy in patients with relapsed / refractory (r/r) acute myeloid leukemia (AML) and higher-risk myelodysplastic syndrome (MDS). As of data cut-off on April 21, 2022, 21 patients had been enrolled and dosed.
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Three of five patients with heavily pre-treated AML treated at the higher dose levels in a three-dose regimen achieved a complete response (60% CR) with hematologic recovery, with two of the three responses MRD (measurable residual disease) negative.
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NKX101 was well tolerated. No dose-limiting toxicities were observed. No cytokine release syndrome (CRS), graft-versus-host disease (GvHD), or immune effector cell-associated neurotoxicity syndrome (ICANS) was observed. The most common higher-grade adverse events were myelosuppression and infection, which are common in this patient population following lymphodepletion.

NKX019 Clinical Data

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On April 25, 2022, Nkarta reported preliminary data from its Phase 1 clinical trial evaluating NKX019, an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses NK cells engineered to target the B-cell antigen CD19, as a multi-dose, multi-cycle monotherapy in patients with r/r B-cell malignancies. As of data cut-off on April 21, 2022, 13 patients had been enrolled and dosed.
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Three of six patients treated at the higher dose level in a three-dose regimen showed a complete response (50% CR), including one patient with aggressive diffuse large B cell lymphoma (DLBCL) and one patient with mantle cell lymphoma (MCL).
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NKX019 was well tolerated. No dose-limiting toxicities were observed. No CRS, GvHD, or neurotoxicity (ICANS) was observed. The most common higher-grade adverse events were myelosuppression, which is common in this patient population following lymphodepletion.

Pipeline and Platform

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In April 2022, Nkarta presented preclinical data from its engineered NK cell platform in four posters at the annual meeting of the American Association for Cancer Research (AACR). The posters included data on the use of CRISPR/Cas9 genome editing to enhance the ability of NK cells to target CD70 antigen (jointly presented with CRISPR Therapeutics); analytical and translational methods to better understand patterns of response to CAR NK cells; analysis of surface antigen expression in preclinical models of multiple myeloma; and immune masking strategies for extending the persistence of allogeneic cell therapies.

Leadership Appointments

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In July 2022, Nkarta promoted Ralph Brandenberger, PhD, to Chief Technical Officer. Dr. Brandenberger joined Nkarta in April 2018 and leads technical operations, including process and analytical development, supply chain, manufacturing and quality for Nkarta’s engineered NK cell therapy candidates.
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In July 2022, Nkarta promoted Yvonne Li, MBA, to Chief Administrative Officer. Ms. Li joined Nkarta in November 2019 and leads Nkarta’s accounting organization, financial and regulatory compliance, and human resources administration.
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In May 2022, Nkarta promoted David R. Shook, MD, to Vice President, Clinical Development to lead all clinical development and regulatory activities at Nkarta. He joined Nkarta in June 2020 and has been responsible for directing Nkarta’s co-lead clinical programs, NKX101 and NKX019. Dr. Shook is a practicing pediatric hematologist, oncologist and transplanter, and an early pioneer of natural killer (NK) cell therapy.

Other Corporate Highlights

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In August 2022, Nkarta signed amended lease agreements for its future cell therapy manufacturing facility and company headquarters and for its existing facilities. The amendments provide for approximately $15 million of additional tenant improvement allowances for the future facility, increase the rent for the future facility, and increase the rent and term of the lease for some of Nkarta’s existing facilities. These allowances are in addition to the tenant improvement allowances of $25.2 million included in the original lease agreement for the future facility. Nkarta’s facilities are located in South San Francisco, California.
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In April 2022, Nkarta received approximately $215.6 million in net proceeds from a public offering of its common stock. This amount included the exercise in full by the underwriters of their option to purchase additional shares of common stock.

Second Quarter 2022 and Recent Financial Highlights

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Cash and Cash Equivalents: As of June 30, 2022, Nkarta had cash, cash equivalents, restricted cash, and short-term investments of $415.0 million. This amount includes net proceeds of approximately $215.6 million from the public offering of common stock in April 2022.
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R&D Expenses: Research and development (R&D) expenses were $21.0 million for the second quarter of 2022. Non-cash stock-based compensation expense included in R&D expense was $1.6 million for the second quarter of 2022.
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G&A Expenses: General and administrative (G&A) expenses were $6.6 million for the second quarter of 2022. Non-cash stock-based compensation expense included in G&A expense was $2.3 million for the second quarter of 2022.
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Net Loss: Net loss was $27.0 million, or $0.61 per basic and diluted share, for the second quarter of 2022. This net loss includes non-cash charges of $5.7 million that consisted primarily of share-based compensation of $3.9 million.

Financial Guidance

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Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into 2025.

About NKX101
NKX101 is an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy donors. It is engineered with a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. NKX101 is also engineered with membrane-bound form of interleukin-15 (IL15) for greater persistence and activity without exogenous cytokine support. To learn more about the NKX101 clinical trial in adults with AML or MDS, please visit ClinicalTrials.gov.

About NKX019
NKX019 is an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed CAR for enhanced tumor cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal and malignant B cells, and it is a validated target for B cell cancer therapies. To learn more about the NKX019 clinical trial in adults with advanced B cell malignancies, please visit ClinicalTrials.gov.

About Nkarta
Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for cancer patients. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies and CRISPR-based genome engineering capabilities, Nkarta is building a pipeline of future cell therapies engineered for deep anti-tumor activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would,” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning Nkarta’s expectations regarding any or all of the following: the validation of Nkarta’s platform for CAR NK cell therapies; the flexibility of Nkarta’s future manufacturing headquarters; Nkarta’s ability to advance the field of allogeneic cell therapy; the timing of release of additional NKX019 and NKX101 clinical trial data and the nature of the data to be released; the anti-tumor activity and safety profile of NKX019 and NKX101; and Nkarta’s expected cash runway. Interim clinical data reported in this press release were reported on April 25, 2022, and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more data on existing patients become available.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the success of its co-lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials, and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and risks relating to the impact on Nkarta’s business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 12, 2022, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses
Research and development	$21,049	$15,957	40,617	29,496
General and administrative	6,563	5,677	13,093	11,618
Total operating expenses	27,612	21,634	53,710	41,114
Loss from operations	(27,612)	(21,634)	(53,710)	(41,114)
Other income (expense), net:
Interest income	686	104	798	214
Other expense, net	3	(5)	2	(8)
Total other income (expense), net	689	99	800	206
Net loss	$(26,923)	$(21,535)	$(52,910)	$(40,908)

Net loss per share, basic and diluted	$(0.61)	$(0.66)	$(1.38)	$(1.25)
Weighted average shares used to compute net loss per share, basic and diluted	43,841,392	32,827,365	38,446,956	32,783,730

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Cash, cash equivalents, restricted cash and short-term investments	$415,049	$240,186
Property and equipment, net	16,939	12,856
Operating lease right-of-use assets	66,030	11,678
Other assets	5,623	9,183
Total assets	$503,641	$273,903
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$10,121	$10,477
Operating lease liabilities	72,479	12,459
Total liabilities	82,600	22,936
Stockholders’ equity	421,041	250,967
Total liabilities and stockholders’ equity	$503,641	$273,903

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com